Exhibit 10.13

THE BANK OF PRINCETON

MANAGEMENT INCENTIVE PLAN

I.	Introduction

A.	Plan Objectives

The Bank of Princeton Management Incentive Plan (“MIP” or the “Plan”) is designed to recognize and reward selected members of the management team for their collective and individual contributions to the success of The Bank of Princeton (“TBOP” or the “Bank”). The Plan focuses on performance measures that are critical to TBOP’s growth, profitability and maintenance of a strong capital position.

The objectives of the MIP are to:

•	Reward results

•	Align participant performance with TBOP’s Strategic Plan, Budget, and TBOP shareholder interests.

•	Enable TBOP to attract and retain talent needed to drive success.

•	Motivate and reward participants for achieving /exceeding performance goals.

•	Align pay with performance.

•	Position TBOP’s total compensation to be competitive with the market.

•	Encourage teamwork across the TBOP management team.

B.	Effective Date/Plan Year

This Plan is effective January 1, 2020 and will operate on a calendar year basis. The initial Plan Year will be from January 1, 2020 to December 31, 2020. Thereafter, each Plan Year will be for a subsequent calendar year period until the Plan is modified or terminated. Unless otherwise determined by the Compensation/HR Committee of the Board of Directors of the Bank (the “Committee”), the Performance Period under this Plan will be the Plan Year.

C.	Administration

This Plan has been developed and approved by the Committee and approved by the Board of Directors of TBOP. At least annually, the CEO and the Committee will review the Plan to insure the performance criteria and compensation goals for the applicable Performance Period continue to align the Bank’s strategic plan with incentive payouts. The Committee (and its designees) are responsible for interpreting the terms and conditions of the Plan. The Committee retains the right to amend, modify or discontinue this Plan and any benefits provided for under this Plan at any time due to business strategy change or for any other reason. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of TBOP and its stockholders and in accordance with the purposes of the Plan, and shall be final and conclusive on all persons.

TBOP’s Finance Department is responsible for providing the CEO and Committee Chairman with all calculations pertaining to the Plan. The Committee will review and approve all final Plan distributions and report the payouts to the Board of Directors of the Bank (the “Board”).

II.	Eligibility/Participation

A.	Eligibility

Eligibility to participate in the Plan will be limited to those senior leaders listed on Exhibit A who are in a position to successfully execute TBOP’s strategic plan resulting in increased shareholder value and superior employee and customer satisfaction. New employees must be employed by the last day of the third quarter of an applicable Plan Year to be eligible for an Incentive Award under this Plan.

B.	Participation

The Committee, in consultation with the CEO is authorized to select eligible executives to participate in the Plan. The Committee has the right to add or remove Participants from time to time. When a Participant is added during the course of a Plan Year, his/her Incentive Award Opportunity (if any) shall be prorated based upon length of service during the Plan Year, unless otherwise determined by the Committee.

In addition to selecting Plan Participants, the Committee, in consultation with the CEO determines the annual incentive award opportunities for each Participant (other than the CEO), the weighting of Bank versus individual performance goals (if any), and a summary of possible payouts. The performance goals and weightings for each Performance Period will be communicated to the Participants.

III.	Incentive Award Opportunities/Plan Performance Measures

A.	Incentive Award Opportunity

Threshold, target, and maximum award Incentive Award Opportunities are expressed as a percentage of each Participant’s base salary.

Threshold Performance: The minimum level of performance needed to begin to be eligible to receive an Incentive Award.

Target Performance: The budgeted, or expected, level of performance based upon both historical data and management’s best judgment of expected performance during the Plan Year.

Maximum Performance: The level of performance which, based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

The Incentive Award Opportunity for each Participant for the applicable Performance Period is communicated to each Participant through a scorecard. Incentive Award Opportunities are determined based on a combination of TBOP Performance Measures and may also include Individual Performance Measures (see “Performance Measures” below). The actual award payouts are calculated using a ratable approach, where award payouts are calculated as a proportion of threshold, target, and maximum award opportunities. If actual performance falls between a performance level the payout will also fall between the predefined performance level. Award calculations will be based on each Plan participant’s base salary as of December 31st of the applicable Performance Period.

Incentive Awards may be distributed in cash and/or TBOP restricted share/units at the sole discretion of TBOP. The Committee may place vesting conditions on Incentive Awards made in TBOP restricted shares/units. See “Distributions” for additional information. All restricted shares/units distributed from this Plan come from TBOP’s 2018 Equity Incentive Plan which was approved by TBOP shareholders.

In order for the Incentive Plan to be funded and “activated”, the Bank must achieve a minimum performance level, which is determined by the Committee and approved by the full Board of Directors.

B.	Performance Measures

Each Participant’s Incentive Award Opportunity will be based upon the achievement of Bank Performance Measures. The Committee, in its sole discretion, may also include Individual Performance Measures.

Bank Performance Measures

The Committee, in its sole discretion, may select the Bank Performance Measures for any Performance Period.

As soon as practicable after the end of each Performance Period and no later than March 15th of the Plan Year following the applicable Performance Period, or, if later, when the annual audited financial statements are finalized, the Committee shall certify the level at which the Bank Performance Measures have been met and shall approve the amount and form of the Incentive Awards (if any).

Individual Performance Measures (optional)

Individual Performance Measures reflect a Participant’s required contributions to the Bank and are specific to each Participant. These include may include, but are not limited to: lending growth and deposit growth. The Committee shall take into consideration the advice of the CEO for purposes of selecting Individual Performance Measures for other executive officers selected to participate in the Plan.

Scorecards

Each Participant will have his/her own Plan scorecard which will set forth the applicable Performance Measures for each Performance Period. At the close of the Performance Period, the scorecard will be updated with the results of the achievement of the Performance Measures. The Committee will review and approve the scorecards for payout.

IV.	Distributions

A.	Distribution of Incentive Awards

Unless otherwise specified in this Plan, Participants must be employed by the Bank on the date an Incentive Award is to be distributed or vests in order to earn the Incentive Award under this Plan. (See exceptions for death and disability). Once earned, cash incentive awards and stock-based awards that are not subject to vesting conditions are processed through payroll and treated as taxable income subject to tax and other withholdings for the Plan Year in which they are distributed or vest. Participants will recognize income from Incentive Awards distributed in the form of restricted TBOP shares/units (and subject to a vesting schedule) once the units/shares vest. Like the cash awards, the value of the vested stock-based awards will be treated as taxable income subject to tax withholding. Incentive Awards earned under this Plan will be reported on a Participant’s Form W-2 in the year the Incentive Award is earned.

V.	General Terms and Conditions

A.	Termination of Employment

Termination for Cause or Voluntary Termination Prior to Normal Retirement Age

If a Plan participant is involuntarily terminated for cause (as determined by the Compensation Committee in its sole discretion) or if the termination is voluntary (for reasons other than retirement at normal retirement age (65)), prior to distribution and/or vesting of an Incentive Award, the Participant will forfeit all rights to the Incentive Award.

Disability, Death, or Retirement

If a Participant is disabled by an accident or illness, his/her Incentive Award will be prorated so that the award is based on the period of active employment only. In the event of an approved leave of absence other than an absence due to disability, the Incentive Award Opportunity level for an applicable Plan Year will be adjusted to reflect the time in active status.

In the event of death, the Bank will pay to the Participant’s estate the pro rata portion of the Incentive Award that had been earned by the Participant as of the date of death.

Participants who retire at normal retirement age (65) during the Plan Year will receive a prorated payout based on the period of active employment only (i.e. pro-rated as of the date of retirement).

Involuntary Termination for Reasons Other Than Cause

The Committee, in its sole discretion, may determine the treatment of Incentive Awards, unless otherwise provided for under an employment agreement with the Bank.

B.	Communication

As noted in Section III of this Plan, each Participant will receive a scorecard that outlines his or her Performance Measures for each applicable Performance Period. The CEO will review the scorecard with each Participant and communicate the performance results at the close of each Plan Year. The Chairman of the Committee will review the CEO’s scorecard and related performance with the CEO.

C.	Recoupment/Forfeiture

In the event TBOP determines that a Plan participant has altered, inflated, and/or inappropriately manipulated performance results under this Plan or committed any other infraction of recognized ethical business standards that would cause financial, legal, reputational, or other harm to TBOP, the Plan participant will subject to disciplinary action up to and including termination of employment and recoupment of earned incentive compensation. In addition, any incentive compensation as provided under this Plan to which a Participant would otherwise be entitled, and has not been paid, will be forfeited

D.	Amendment or Termination

The Bank has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Bank may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee. The Committee may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.

E.	Miscellaneous

The Plan will not be deemed to give any Participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any Participant at any time.

This Plan and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the state of New Jersey or applicable federal law.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

It is intended that all incentives earned under the Plan shall constitute short-term deferrals for purposes of the regulations issued under Internal Revenue Code Section 409A (“409A”) and that all provisions of this Plan shall be interpreted in all events in a manner consistent with such intent, to the extent 409A could apply.

EXHIBIT A—PLAN PARTICIPANTS

Edward Dietzler

Daniel O’Donnell

Stephanie Adkins

George Rapp

Christopher Tonkovich